Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATION OF
GNC ACQUISITION HOLDINGS INC.

GNC ACQUISITION HOLDINGS INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST:                   The Corporation’s original Certificate of Designation was filed with the Secretary of State of the State of Delaware on March 16, 2007 (the “Certificate of Designation”).

SECOND:             The Board of Directors of the Corporation (the “Board”), at a meeting duly held, in accordance with Section 242 of the DGCL, adopted the resolution set forth below proposing and declaring advisable the following amendment to the Certificate of Designation of the Corporation (the “Amendment”):

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 242 of the DGCL, Section 2 of the Certificate of Designation be amended and restated in its entirety to read as follows:

“SECTION 2.  Number of Shares.  The total number of shares of Series A Preferred Stock that the Corporation shall have the authority to issue is 30,500,005 shares.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock of the Corporation) or decreased (but not below the number of shares of preferred stock of the Corporation then outstanding) by the Board of Directors.  Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, upon compliance with any applicable provisions of the law of Delaware, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.”

THIRD:  Thereafter, pursuant to the resolutions of the Board and in lieu of a meeting and vote of stockholders, the holders of a majority of the outstanding voting stock of the Corporation have consented to the Amendment in accordance with the provisions of Section 228 of the DGCL and written notice of the approval of the Amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

FOURTH:              The Amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed this 28th day of August, 2008.

/s/ Gerald J. Stufenhofer, Jr.
By:	Gerald J. Stubenhofer, Jr.
Title:	Senior Vice President and
Chief Legal Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CUMULATIVE PREFERRED STOCK

OF

GNC ACQUISITION HOLDINGS INC.

GNC Acquisition Holdings Inc., a Delaware corporation (the “Corporation”), does hereby certify:

That, pursuant to unanimous written consent dated as of March 16, 2007, the following resolution was duly adopted by the Board of Directors of the Corporation pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and authority conferred upon the Board of Directors by the provisions of the certificate of incorporation of the Corporation, authorizing the Corporation to issue up to 30,000,005 shares of preferred stock, par value $0.001 per share:

“BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the certificate of incorporation of the Corporation, the Board of Directors does hereby create, authorize and provide for the issue of Series A Cumulative Preferred Stock, par value $0.001 per share, and the designation, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:

SECTION 1.             Designation.  The distinctive serial designation of such series is “Series A Cumulative Preferred Stock” (“Series A Preferred Stock”).  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

SECTION 2.             Number of Shares.  The total number of shares of Series A Preferred Stock that the Corporation shall have authority to issue is 30,000,005 shares.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock of the Corporation) or decreased (but not below the number of shares of preferred stock of the Corporation then outstanding) by the Board of Directors.  Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, upon compliance with any applicable provisions of the law of the State of Delaware, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

SECTION 3.             Definitions.  As used herein with respect to Series A Preferred Stock:

(a)        “Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.

(b)        “Board of Directors” means the board of directors of the Corporation as constituted from time to time.

(c)        “Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as amended or amended and restated from time to time.

(d)        “Change in Control” means, at any time on or after March 31, 2007, (i) the Sponsors, taken together, shall cease to beneficially own and control on a fully diluted basis, more of the outstanding combined economic or voting interests in the capital stock of the Corporation than any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsors shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body); (iii) the Corporation shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the capital stock of each of GNC Parent Corporation or General Nutrition Centers, Inc.; or (iv) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) cease to be occupied by Persons who either (A) were members of the Board of Directors on the effective date of this certificate or (B) were nominated for election by the Board of Directors, a majority of whom were directors on the effective date of this certificate or whose election or nomination for election was previously approved by a majority of such directors.

(e)        “Common Stock” means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation howsoever designated, authorized after the Issue Date, which has the right (subject to the prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

(f)         “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(g)        “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2007.

(h)        “Dividend Period” means (A) the period beginning on the Issue Date and ending on the first Dividend Payment Date and (B) each quarterly period between Dividend Payment Dates.

(i)         “Dividend Rate” is defined in Section 4(a).

(j)         “Indentures” means (i) the Indenture, dated as of the date hereof, entered into by General Nutrition Centers, Inc. (“Centers”) and certain of its subsidiaries, governing General Nutrition Centers, Inc. senior floating rate toggle notes due 2014, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness (whether under a new indenture, note or otherwise); and (ii) the Indenture, dated as of the date hereof, entered into by Centers and certain of its subsidiaries, governing Centers’ senior subordinated notes due 2015, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness (whether under a new indenture, note or otherwise).

(k)        “Initial Public Offering” means a bona fide underwritten initial public offering of Common Stock of the Corporation pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms).

(l)         “Issue Date” means the date that shares of Series A Preferred Stock are first issued by the Corporation.

(m)       “Junior Stock” means (A) for purposes of Section 4, the Common Stock (other than the Class B Common Stock solely with respect to its rights to Special Dividends (as defined in the Certificate of Incorporation)) and any other class or series of stock of the Corporation now or hereafter authorized or issued by the Corporation not entitled to receive any dividends or distributions unless all dividends required to have been paid or declared and set apart for payment on Series A Preferred Stock shall have been so paid or declared and set apart for payment and (B) for purposes of Section 5, the Common Stock (other than the Class B Common Stock as to its rights to Special Dividends (as defined in the Certificate of Incorporation)) and any other class or series of stock of the Corporation now or hereafter authorized or issued by the Corporation not entitled to receive any assets upon a Liquidation Event until Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation Event.

(n)        “Liquidation Event” means any (A) voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, (B) a Change of Control or (C) the consummation of an Initial Public Offering.

(o)        “Liquidation Preference” means, on any date, the sum of (A) $5.00 per share of Series A Preferred Stock, plus (B) accrued and unpaid dividends through such date.

(p)        “Parity Stock” means (A) for purposes of Section 4, any other class or series of stock now or hereafter authorized or issued by the Corporation entitled to receive payment of dividends and distributions on a parity with Series A Preferred Stock and (B) for purposes of Section 5, any other class or series of stock now or hereafter authorized or issued by the Corporation entitled to receive assets upon a Liquidation Event on a parity with Series A Preferred Stock.

(q)        “Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

(r)         “Record Date”  means, with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, the preceding March 15, June 15, September 15 and December 15, respectively, or such other record date designated by the Board of Directors with respect to the dividend payable on such respective Dividend Payment Date.

(s)        “Senior Credit Facility” means the Credit Agreement, dated as of the date hereof, among GNC Corporation, General Nutrition Centers, Inc., the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Goldman Sachs Credit Partners L.P. as syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness or receivables financing (whether under a new credit agreement, indenture, note or otherwise.

(t)         “Senior Stock” means (A) for purposes of Section 4, any class or series of stock of the Corporation now or hereafter authorized and issued by the Corporation ranking senior to Series A Preferred Stock in respect of the right to receive dividends and distributions, or (B) for purposes of Section 5, any class or series of stock of the Corporation now or hereafter authorized and issued by the Corporation ranking senior to Series A Preferred Stock in respect of the right to receive assets upon a Liquidation Event.

(u)        “Series A Preferred Stock” is defined in Section 1.

(v)        “Sponsors” means Ares Corporate Opportunities Fund II, L.P., Ontario Teachers’ Pension Plan Board and their respective Affiliates.

SECTION 4.             Dividends.

(a)           Shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, cash dividends at the rate of 10% per annum (the “Dividend Rate”), compounded quarterly, as provided below.  Such dividends shall be cumulative from the Issue Date, whether or not earned or declared.  The aggregate amount of dividends for each Dividend Period shall be added to the Liquidation Preference on the relevant Dividend Payment Date.  The dividends per share of Series A Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such Dividend Period by the Liquidation Preference per share and dividing the result by four. Dividends payable for any period less than a full quarterly Dividend Period cumulate on a day to day basis and shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.  Dividends shall be paid to the holders of record of Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date.

(b)           So long as any shares of Series A Preferred Stock remain outstanding, no dividend of any kind shall be paid or declared and no distribution of any kind shall be made on any Junior Stock, other than a dividend payable solely in shares of such Junior Stock.

SECTION 5.             Distributions Upon a Liquidation Event.  Upon any Liquidation Event, subject to the rights of any Senior Stock, but before any distribution or payment shall be made to or set aside for the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid, to the extent permitted by the General Corporation Law of the State of Delaware, the Liquidation Preference, on the date thereof.  If such payment shall have been made in full to the holders of Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, such holders of Series A Preferred Stock, Parity Stock and Senior Stock shall not be permitted to share in the remaining assets and funds of the Corporation (except to the extent the terms of any such Parity Stock or Senior Stock shall otherwise provide) and, upon such payment, such shares of Series A Preferred Stock shall no longer be deemed outstanding.  If, upon any Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Preferred Stock and any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining, after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled, shall be distributed among the holders of Series A Preferred Stock and such Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled and, upon such distribution, such shares of Series A Preferred Stock shall no longer be deemed outstanding.

SECTION 6.             Voting Rights.

(a)           The holders of Series A Preferred Stock shall have no voting rights except as set forth herein or as otherwise required from time to time by law. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

(b)           So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or bylaws of the Corporation that would adversely affect the rights, preferences or privileges of Series A Preferred Stock.

SECTION 7.             Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights or voting powers, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.

SECTION 8.             Severability of Provisions.  If any right, preference or limitation of Series A Preferred Stock set forth herein (as the same may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation herein set forth unless so expressed herein.”

SECTION 9.             Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed on its behalf this 16th day of March, 2007.

GNC ACQUISITION HOLDINGS INC.

By:	/s/ David Kaplan
	Name:	David Kaplan
	Title:	Co-President

By:	/s/ Josef Prosperi
	Name:	Josef Prosperi
	Title:	Co-President